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                                                                    EXHIBIT 99.1



         This Conoco "IR Gram" provides information regarding the company's Commodity Price hedging activities undertaken in connection with the recently completed Gulf Canada acquisition. The substantial increase in the Company's borrowing level associated with the acquisition prompted the decision to implement a cash flow hedge program to:

          (1) provide more certainty around near term returns from the acquisition;

          (2) enable reduction of debt by some $2.0 to $2.5 billion to proceed as planned; and

          (3) to generally maintain capital spending programs associated with our long-term growth plans.

         The price exposure hedged to date covers about 40% of Conoco's Worldwide Crude Oil production and about 20% of Conoco's North American Natural Gas production during the period from October 1, 2001 through December 31, 2002. The production covered is equivalent to about 107% of Gulf Canada's production on a barrel of oil equivalent basis. Finally, even though the period covered starts on October 1, 2001, we were required to report certain gains and losses beginning in the 2nd quarter when the coverage was initiated, and will also report gains and losses in the 3rd quarter.

         Conoco's hedging program uses a combination of cashless collars and more straightforward swaps. The instruments used to accomplish the primary goal of protecting the company's cash flows during the 15-month period are not intended to nor will they necessarily smooth quarterly earnings during the period.

Accounting and Reporting

         Before describing the hedges themselves, it is important to understand the two basic methods for accounting for derivative instruments used as cash flow hedges as required by Financial Accounting Statements 133/138, "Accounting for Derivative Instruments and Hedging Activities" which became effective on January 1st, 2001. Under the rules, all derivatives must be recorded on the balance sheet at fair value. Conoco uses independent third party market quotations for fair value of all derivatives on the balance sheet. The timing of income recognition differs depending on the accounting treatment required, either "Mark to Market" or "Hedge" accounting:

o "Mark to Market" accounting requires that any change in fair value of the derivative during any reporting period be included currently in underlying net income and earnings per share. The change in fair value is recorded in "Other Income" on the Income Statement, and never affects realizations. Because Conoco entered into these derivative instruments beginning in the second quarter, we began reporting any change in the fair value of the outstanding derivatives in earnings at that time.

o "Hedge" accounting matches the gain or loss on the derivative instrument with the timing of income recognition for the underlying or hedged item. It therefore does not get reported on


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      the Income Statement until the derivative instrument is settled when the underlying hedged volumes are produced.

         Rigorous criteria must be met to qualify for "hedge" accounting treatment including a requirement that the pricing mechanism for the derivative must closely match the pricing mechanism for the underlying hedged item (the crude oil or natural gas production). If the criteria for "hedge" accounting are met, then for all reporting periods prior to the settlement date, the derivative is recorded on the balance sheet at fair value. Prior to the time that any of the underlying hedged volumes are produced (in this case, before October 1, 2001), any quarterly changes in fair value are recorded in "Other Comprehensive Income" in the equity section of the balance sheet. As these underlying volumes are produced, the cumulative gain or loss on the derivatives associated with those volumes is transferred to net income through realizations.

Current Derivative (Hedge) Positions

         Conoco currently has the following derivative instruments in place to "hedge" the Company's cash flow exposure during the 15-month period described previously.

         Mark-to-Market Accounting

                  Crude Oil

                  35.0 Million barrels WTI collars with a $23.50 floor and a $25.81 cap

                  17.3 Million barrels WTI collars with a $25.00 floor and a $27.77 cap

                  2.25 Million barrels WTI collars with a $25.00 floor and a $28.50 cap

                  Natural Gas

                  120,000 MM BTU/day NYMEX collars with a $4.00 floor and a $4.60 cap

         Importantly, these collars are "single settle" or "average price" options whose final value is determined by comparing the average price during the 15-month period with the strike price. Because the pricing for the underlying commodities is monthly average prices, the collars do not qualify for hedge accounting. Quarterly changes in the fair value of these options prior to December 31, 2002 are recognized in current net income and reported as "Other Income" on the income statement. In the second quarter, the company reported a net gain of $24 million for such derivatives.

         Hedge Accounting:

                  Crude Oil

                  18.3 Million barrels WTI Swaps at $25.30



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                  Natural Gas

                  100,000 MM BTU/day NYMEX Swaps at $4.02

         During each reporting period, changes in fair value of these swaps are recorded in "Other Comprehensive Income" (OCI) in the equity portion of the Balance Sheet. As production of the hedged volumes commences in October 2001, a proportional amount of the gain or loss previously recorded in OCI is then removed from OCI and recognized each period in Net Income and EPS. These amounts included in Net Income will also be incorporated into revenue and in the realized price statistics that are part of our quarterly financial reporting. In the second quarter, the company reported a gain of $22 million in "Other Comprehensive Income". Beginning in October, a portion of this gain adjusted for future valuation adjustments will be included in Net Income through changes in realizations.

Future Changes in Fair Value

         The fair value of an option is influenced by a number of factors including the current forward price, the strike price, market volatility, the actual price during the portion of the option life to-date, and time remaining in the contract. Therefore, it will be a challenge to forecast the quarterly impact on net income or earnings per share. As time progresses through the 15-month contracts, more of the pricing will be known and the volatility should be reduced. Since it is impossible to forecast quarter-end prices, our third quarter earnings guidance did not include an estimate of any hedging gains or losses to underlying income since the second quarter.

         The swaps do change in fair value somewhat directly with the change in the forward prices. The impact in any quarter on net income starting in October will be the difference between swap price and the quarterly average NYMEX price on a proportional amount of the hedged volumes. Although the impact to earnings in any quarter is not a linear relationship given the different derivatives, the program is expected to provide significant downside protection during the period if prices decline.

         For all the derivatives currently in our hedging portfolio, if crude oil averaged $20/bbl and natural gas averaged $1.80 over the entire 15 month period, the company would recognize about a $500 million pretax benefit to cash flow at year end 2002. We would also have the same benefit in earnings in aggregate over the life of the derivatives, which began with second quarter 2001. The apportionment of the earnings effect across the quarters would depend upon the particular pattern of prices over time.

[Note: You will recall that Conoco purchased puts at the end of 2000 with a strike price of $22.00 for roughly one-third of our global crude oil production (including equity volumes) for the last nine months of 2001. Like the mark to market derivatives discussed above, these puts are "single settle" or "average price" put options whose final value will be determined by comparing the average price during the last nine months of this year with the $22.00 strike price. Because crude oil prices for the second and third quarter of this year were so high, these put options will expire worthless. There will be no further impact on Conoco's income since these puts were essentially written off in the first half of 2001.]


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